Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of PetroShare Corp. of (i) our report dated March 31, 2017, relating to the financial statements of PetroShare Corp. and (ii) our report dated September 16, 2016, relating to the statement of revenues and direct operating expenses of certain assets acquired from PDC Energy, Inc., each appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Singer Lewak LLP
SingerLewak LLP
Denver, Colorado
May 19, 2017